Exhibit 99.1

Contact:	Frederick W. Boutin, CEO Gregory J. Pound, COO Robert T. Fuller, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2014

November 7, 2014	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the quarter ended September 30, 2014.

FINANCIAL RESULTS

An overview of the financial performance for the quarter ended September 30, 2014, as compared to the quarter ended September 30, 2013, includes:

•                  Distributable cash flow generated during the quarter ended September 30, 2014 was $15.7 million compared to $13.5 million for the quarter ended September 30, 2013.

•                  Operating income for the quarter ended September 30, 2014 was $8.3 million compared to $6.8 million for the quarter ended September 30, 2013, principally due to the following:

•                  Revenue was $35.7 million compared to $38.4 million due to decreases in revenue at the Gulf Coast, Brownsville and Southeast terminals of approximately $1.0 million, $1.4 million and $0.5 million, respectively, offset by an increase in revenue at the River terminals of approximately $0.2 million.  Revenue for the Midwest terminals was consistent period over period.

•                  Direct operating costs and expenses were $16.5 million compared to $17.8 million due to decreases in direct operating costs and expenses at the Gulf Coast, Midwest, Brownsville, River and Southeast terminals of approximately $0.1 million, $0.2 million, $0.7 million, $0.2 million and $0.2 million, respectively.

•                  A decrease in direct general and administrative expenses of approximately $0.1 million.

•                  An increase in earnings from investments in unconsolidated affiliates of approximately $1.4 million, which was primarily attributable to the BOSTCO terminal continuing to become fully operational.

•                  The quarter ended September 30, 2013 incurred a one-time book loss of $1.4 million on the sale of our Mexico operations in the prior year, which was effective August 8, 2013.

•                  Quarterly net earnings increased to $6.5 million from $6.0 million due principally to the increase in quarterly operating income discussed above, offset by an increase in interest expense of approximately $1.0 million.

•                  Net earnings per limited partner unit—increased to $0.29 per unit from $0.28 per unit.

•                  The distribution declared per limited partner unit was $0.665 per unit for the quarter ended September 30, 2014, as compared to $0.65 per unit for the quarter ended September 30, 2013.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Firm Commitments:
Terminaling services fees, net:
External customers	$15,211	$7,142	$32,433	$23,117
Affiliates	10,930	20,709	48,825	63,317
Total firm commitments	26,141	27,851	81,258	86,434
Variable:
Terminaling services fees, net:
External customers	990	803	2,641	2,304
Affiliates	207	28	554	(7)
Total variable	1,197	831	3,195	2,297
Total terminaling services fees, net	27,338	28,682	84,453	88,731
Pipeline transportation fees	786	2,077	2,255	6,255
Management fees and reimbursed costs	1,892	1,506	5,203	4,732
Other	5,687	6,109	21,204	18,952
Total revenue	$35,703	$38,374	$113,115	$118,670

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the nine months ended September 30, 2014 was as follows (in thousands):

At September 30, 2014
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$10,921
1 year or more, but less than 3 years remaining	57,572
3 years or more, but less than 5 years remaining	10,136
5 years or more remaining	2,629
Total firm commitments for the nine months ended September 30, 2014	$81,258

Our investments in unconsolidated affiliates include a 42.5% interest in BOSTCO and a 50% interest in Frontera. BOSTCO is a terminal facility construction project for approximately 7.1 million barrels of storage capacity at an estimated cost of approximately $535 million. BOSTCO is located on the Houston Ship Channel and began initial commercial operations in the fourth quarter of 2013.  Frontera is a terminal facility located in Brownsville, Texas that encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	September 30,	December 31,	September 30,	December 31,
	2014	2013	2014	2013
BOSTCO	42.5%	42.5%	$228,361	$186,181
Frontera	50%	50%	24,318	25,424
Total investments in unconsolidated affiliates			$252,679	$211,605

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months
	ended
	September 30,
	2014	2013
BOSTCO	$2,915	$—
Frontera	344	328
Total cash distributions received from unconsolidated affiliates	$3,259	$328

RECENT DEVELOPMENTS

Change in control of the ownership of our general partner.  Effective July 1, 2014, Morgan Stanley consummated the sale of its 100% ownership interest in TransMontaigne Inc. to NGL Energy Partners LP (“NGL”). TransMontaigne Inc. is the indirect parent and sole member of TransMontaigne GP, which is our general partner. The sale resulted in a change in control of Partners, but did not result in a deemed termination of Partners for tax purposes.

In addition to the sale of our general partner to NGL, NGL acquired the common units owned by TransMontaigne Inc. and affiliates of Morgan Stanley, representing approximately 20% of our outstanding common units, and assumed Morgan Stanley Capital Group’s obligations under our light-oil terminaling service agreements in Florida and the Southeast regions, excluding the Collins/Purvis tankage (collectively, the “NGL Acquisition”). All other terminaling services agreements with Morgan Stanley Capital Group remained with Morgan Stanley Capital Group. Pursuant to the terms and conditions of the NGL Acquisition, in exchange for Partners’ consent to the assignment of terminaling services agreements to NGL, an affiliate of Morgan Stanley issued a financial guarantee to Partners on certain negotiated terms, including termination of the financial guarantee upon delivery of a letter of credit from NGL.  In addition, we amended our existing credit facility to, among other items, consent to the change of control of Partners resulting from the NGL Acquisition. The NGL Acquisition did not involve the sale or purchase of any of our common units held by the public and our common units continue to trade on the New York Stock Exchange.

Termination of discussions to exchange our common units for NGL common units.  On July 10, 2014, NGL submitted a non-binding, unsolicited proposal (the “Proposal”) to the Conflicts Committee of the board of directors of TransMontaigne GP, pursuant to which each outstanding common unit of Partners would have been exchanged for one common unit of NGL.  On August 15, 2014, NGL and our Conflicts Committee jointly announced that, after several discussions, an agreement on the price to be offered to Partners’ unitholders could not be reached, and both parties had terminated discussions regarding the Proposal to acquire the outstanding common units of Partners.  We do not know whether or when NGL may make another proposal similar to, or with similar objectives as, the Proposal.

Changes in our board composition and management team.  In connection with the consummation of the NGL Acquisition, on July 1, 2014, Stephen R. Munger, Goran Trapp and Martin S. Mitchell, each employees of Morgan Stanley, resigned from the board of directors of TransMontaigne GP. To fill the vacancies resulting from the resignation of the Morgan Stanley directors, Atanas H. Atanasov, Benjamin Borgen, David C. Kehoe and Donald M. Jensen, each employees of NGL, were appointed to the board of directors of TransMontaigne GP effective July 1, 2014.

On August 25, 2014, Jerry R. Masters, David A. Peters and Jay A. Wiese, who qualified as independent directors under the applicable listing standards of the New York Stock Exchange, resigned from the board of directors of TransMontaigne GP.  Mr. Masters served as the Chairman of the Audit and Compensation Committees and as a member of the Conflicts Committee. Mr. Peters served as the Chairman of the Conflicts Committee and as a member of the Audit and Compensation Committees. Mr. Wiese served as a member of the Audit, Compensation and Conflicts Committees.

On September 4, 2014, the board of directors of TransMontaigne GP appointed Robert A. Burk to serve as a director.  Mr. Burk serves as a member of the Audit and Compensation Committees, as the chair of the Conflicts Committee, and as the presiding director over non-management and independent directors.  Mr. Burk qualifies as an independent director under the applicable listing standards of the New York Stock Exchange.

On September 24, 2014, the board of directors of TransMontaigne GP appointed Steven A. Blank and Lawrence C. Ross to serve as directors. Mr. Blank serves as the chair of the Audit Committee and as a member of the Compensation and Conflicts Committees. Based upon his education and employment experience, Mr. Blank qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.  Mr. Ross serves as the chair of the Compensation Committee and as a member of the Audit and Conflicts Committees.  Mr. Blank and Mr. Ross both qualify as independent directors under the applicable listing standards of the New York Stock Exchange.

On October 16, 2014, Charles L. Dunlap notified Partners of his intention to retire from his position as Chief Executive Officer of our general partner and as President, Chief Executive Officer and member of the board of directors of TransMontaigne Inc., and the other subsidiaries of Partners and TransMontaigne Inc., each to be effective November 7, 2014.  As a result of Mr. Dunlap’s resignation, on October 20, 2014, the board of directors of TransMontaigne GP appointed Frederick W. Boutin to serve as Chief Executive Officer of our general partner, effective November 7, 2014. Mr. Boutin has also been appointed to serve as the President and Chief Executive Officer of TransMontaigne Inc.,

effective November 7, 2014.  In connection with Mr. Boutin’s appointment to Chief Executive Officer, on October 20, 2014, the board of directors of TransMontaigne GP appointed Robert T. Fuller to serve as the Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of our general partner, effective November 7, 2014. Mr. Fuller has also been appointed to serve as the Executive Vice President, Chief Financial Officer and Treasurer of TransMontaigne Inc., effective November 7, 2014.

BOSTCO.  As of September 30, 2014, the second phase of the BOSTCO construction project, encompassing 900,000 barrels of diesel storage, has been placed into service.  With the addition of this second phase, combined with the initial phase becoming fully operational in the second quarter of 2014, BOSTCO has 57 storage tanks that are operational, with a fully subscribed capacity of approximately 7.1 million barrels.

Re-contracting.  Effective September 16, 2014, we amended our long-term terminaling services agreement with Metroplex Energy, a wholly-owned subsidiary of RaceTrac Petroleum Inc. (“Metroplex”), to include the use of gasoline, ethanol and diesel tankage at our Cape Canaveral, Port Manatee and Port Everglades South terminals located in Florida.  The tankage at Cape Canaveral and Port Everglades South became immediately available to Metroplex on September 16, 2014.  The tankage at Port Manatee is expected to become available to Metroplex by the fall of 2015, upon the completion of certain enhancements at this facility. We had previously entered into an agreement with Metroplex that was effective in September of 2013 relating to the use of storage capacity at our Tampa, Florida terminal.  The amended agreement brings the aggregate capacity of our tankage under contract with Metroplex in Florida to approximately 2.17 million barrels.

The tankage related to this new amendment with Metroplex was previously used by NGL under our Florida and Midwest Terminaling Services Agreement. Simultaneous with the entry into the Metroplex agreement, we amended the Florida and Midwest Terminaling Services Agreement to immediately terminate NGL’s obligations relating to the tank capacity at our Cape Canaveral and Port Everglades South terminals, and to terminate NGL’s obligation at our Port Manatee terminal effective March 14, 2015.  We expect that the amendments to the Metroplex agreement will generate approximately the same annual revenue as the NGL agreement generated with respect to those tanks.

On October 31, 2014, NGL provided us the required 18 months’ prior notice that it will terminate its remaining obligations under the Florida and Midwest terminaling services agreement effective April 30, 2016, which constitutes NGL’s light-oil terminaling capacity at our Port Everglades, Florida North terminal.

Distribution.  On October 13, 2014, we announced a distribution of $0.665 per unit for the period from July 1, 2014 through September 30, 2014. This distribution is payable on November 7, 2014 to unitholders of record on October 31, 2014.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our credit facility provides for a maximum borrowing line of credit equal to $350 million.  The credit facility allows us to make up to $225 million of investments in BOSTCO and to make an additional $75 million of “other permitted joint venture investments”, which may also include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. The credit facility became effective March 9,

2011 and expires on March 9, 2016.  At September 30, 2014, our outstanding borrowings were $252 million.

•                  Consolidated EBITDA generated for the three and nine months ended September 30, 2014 was $17.8 million and $56.5 million, resprectively.

•                  Management and the board of directors of our general partner have approved additional investments in BOSTCO and expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend into the third quarter of 2015. At September 30, 2014, the remaining expenditures to complete the approved additional investments and expansion capital projects are estimated to be approximately $15 million. We expect to fund our future investments and expansion capital expenditures with additional borrowings under our credit facility.

•                  We have funded our investments in the BOSTCO construction project utilizing additional borrowings under our credit facility.  Upon completion of the initial phases of the project, we expect our total payments for the project to be approximately $235 million.  At September 30, 2014, our investment in the BOSTCO project was approximately $228 million.

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund investments, capital projects and future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Friday, November 7, 2014 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1092

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Friday, November 7, 2014 until 11:59 p.m. (ET) on Friday, November 14, 2014 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  339779

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from our Quarterly Report on Form 10-Q for the three months ended September 30, 2014, which was filed on November 7, 2014 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	September 30, 2014	September 30, 2013
Income Statement Data
Revenue	$35,703	$38,374
Direct operating costs and expenses	(16,514)	(17,843)
Direct general and administrative expenses	(1,086)	(1,201)
Earnings from unconsolidated affiliates	1,653	234
Loss on disposition of assets	—	(1,398)
Operating income	8,257	6,785
Interest expense	(1,493)	(532)
Net earnings	6,520	6,004
Net earnings allocable to limited partners	4,741	4,468
Net earnings per limited partner unit—basic	$0.29	$0.28

	September 30, 2014	December 31, 2013
Balance Sheet Data
Property, plant and equipment, net	$388,140	$407,045
Investments in unconsolidated affiliates	252,679	211,605
Goodwill	8,485	8,485
Total assets	670,354	648,432
Long-term debt	252,000	212,000
Partners’ equity	398,279	408,467

Selected results of operations data for each of the quarters in the years ended December 31, 2014 and 2013 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Revenue	$38,053	$39,359	$35,703	$—	$113,115
Direct operating costs and expenses	(15,392)	(16,396)	(16,514)	—	(48,302)
Direct general and administrative expenses	(918)	(462)	(1,086)	—	(2,466)
Allocated general and administrative expenses	(2,782)	(2,782)	(2,782)	—	(8,346)
Allocated insurance expense	(914)	(913)	(942)	—	(2,769)
Reimbursement of bonus awards	(375)	(375)	(375)	—	(1,125)
Depreciation and amortization	(7,400)	(7,396)	(7,400)	—	(22,196)
Earnings from unconsolidated affiliates	163	1,275	1,653	—	3,091
Operating income	10,435	12,310	8,257	—	31,002
Other expenses, net	(1,197)	(1,470)	(1,737)	—	(4,404)
Net earnings	$9,238	$10,840	$6,520	$—	$26,598

	Three months ended				Year ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$41,598	$38,698	$38,374	$40,216	$158,886
Direct operating costs and expenses	(16,728)	(17,294)	(17,843)	(17,525)	(69,390)
Direct general and administrative expenses	(1,100)	(651)	(1,201)	(959)	(3,911)
Allocated general and administrative expenses	(2,740)	(2,741)	(2,741)	(2,741)	(10,963)
Allocated insurance expense	(958)	(935)	(935)	(935)	(3,763)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(7,339)	(7,460)	(7,392)	(7,377)	(29,568)
Gain (loss) on disposition of assets	—	—	(1,398)	104	(1,294)
Earnings (loss) from unconsolidated affiliates	40	(4)	234	(591)	(321)
Operating income	12,460	9,301	6,785	9,880	38,426
Other expenses, net	(922)	(1,077)	(781)	(920)	(3,700)
Net earnings	$11,538	$8,224	$6,004	$8,960	$34,726

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	July 1, 2014 through Sept. 30, 2014	Jan. 1, 2014 through Sept. 30, 2014

Net earnings	$6,520	$26,598
Depreciation and amortization	7,400	22,196
Earnings from unconsolidated affiliates	(1,653)	(3,091)
Distributions from unconsolidated affiliates	3,259	5,697
Deferred equity-based compensation	584	698
Interest expense	1,493	3,672
Amortization of deferred financing costs	244	732
“Consolidated EBITDA”	17,847	56,502
Interest expense	(1,493)	(3,672)
Amortization of deferred financing costs	(244)	(732)
Amounts due under long-term terminaling services agreements, net	306	919
Project amortization of deferred revenue under GAAP	(510)	(1,921)
Project amortization of deferred revenue for DCF	541	1,761
Distributions paid to holders of restricted phantom units	(6)	(26)
Cash paid for purchase of common units	(88)	(265)
Capitalized maintenance	(629)	(1,718)
“Distributable cash flow”, or DCF, generated during the period	$15,724	$50,848

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$12,624	$37,711

Distributable cash flow and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  Consolidated EBITDA is calculated consistent with the provisions our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement. The amounts included in the computation of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2014, which was filed with the Securities and Exchange Commission on November 7, 2014. Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies. Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance. We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on March 11, 2014 and August 7, 2014, respectively.

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